Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated September 7, 2007)	Registration No. 333-145926
STEWART ENTERPRISES, INC.
$125,000,000 3.125% Senior Convertible Notes due 2014
$125,000,000 3.375% Senior Convertible Notes due 2016
and Class A Common Stock Issuable Upon Conversion of the Notes
     The following information supplements and amends the prospectus dated September 7, 2007 relating to the resale by the selling securityholders of our 3.125% Senior Convertible Notes due 2014 and our 3.375% Senior Convertible Notes due 2016, which we issued in a private placement on June 27, 2007, and shares of our Class A common stock issuable upon conversion of the notes (the “Prospectus”).
     This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus. This prospectus supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus.
     Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “STEI.” On October 3, 2007, the closing sale price of our Class A common stock on the NASDAQ Global Select Market was $7.81 per share.
     We have assumed for purposes of the tables below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement and the Prospectus, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.
     See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes and common stock issuable upon conversion of the notes.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 5, 2007.

SELLING SECURITYHOLDERS
     The information set forth in the tables of selling securityholders below was furnished to us on or before October 3, 2007. Because selling securityholders may trade all or some of the notes, and common stock issuable upon conversion of the notes, listed at any time without notifying us, the tables of selling securityholders may not reflect, as of the date of this prospectus supplement, the exact value of the notes and common stock issuable upon conversion of the notes. In addition, the selling securityholders listed in the tables may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes, or common stock issuable upon conversion of the notes, since the date as of which the information in the tables is presented.
     The table included in the section captioned “Selling Securityholders” of the Prospectus with respect to the 3.125% Senior Convertible Notes due 2014 as previously filed, is hereby supplemented and amended to reflect the selling securityholders identified below and to reflect the notes, and common stock issuable upon conversion of the notes, for such selling securityholders:
Additional Selling Securityholders
3.125% Convertible Senior Notes Due 2014

	Principal			No. of	No. of
	Amount of		No. of	Shares of	Shares of
	Notes	Percentage	Shares of	Common	Common
	Beneficially	of	Common	Stock	Stock
	Owned and	Notes	Stock	Being	Held After
Name of Selling Securityholder	Offered ($)	Outstanding	Owned (1)	Offered (1)	Offering (1)
CBARB, a segregated account of Geode Capital Master Fund Ltd. (2)	1,000,000	*	90,493	90,493	0

Grace Convertible Arbitrage Fund, Ltd. (3)	2,000,000	1.6	180,987	180,987	0
     The table included in the section captioned “Selling Securityholders” of the Prospectus with respect to the 3.125% Senior Convertible Notes due 2014 as previously filed, is hereby amended to reflect updated holdings and corrections to typographical and transcription errors related to the selling securityholder identified below.
Revised Information Regarding Selling Securityholders
3.125% Convertible Senior Notes Due 2014

	Principal			No. of	Number of
	Amount of		No. of	Shares of	Shares of
	Notes	Percentage	Shares of	Common	Common
	Beneficially	of	Common	Stock	Stock
	Owned and	Notes	Stock	Being	Held After
Name of Selling Securityholder	Offered ($)	Outstanding	Owned (1)	Offered (1)	Offering (1)
Citadel Equity Fund, Ltd. (4) (5)	7,000,000	5.6	633,455	633,455	0

*	Less than 1%

(1)	Assumes for each $1,000 in principal amount of notes a maximum of 90.4936 shares of common stock could be issued upon conversion. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Assuming that all of the notes listed above are sold, none of the selling securityholders listed above will own 1% or more of the outstanding common stock.

(2)	Phil Dumas, on behalf of CBARB, a segregated account of Geode Capital Master Fund Ltd. and an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda, has voting and investment power over these securities.

(3)	Michael Brailov, on behalf of Grace Convertible Arbitrage Fund, Ltd., exercises voting power and investment control over these securities.

(4)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has voting and investment power over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP.

Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund, Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the securities held by Citadel Equity Fund Ltd.

(5)	Certain broker-dealers are under common control with Citadel Equity Fund Ltd. and one broker-dealer is directly owned by Citadel Equity Fund, Ltd. The broker dealers are: Aragon Investments Ltd., Palafox Trading LLC, Citadel Trading Group, LLC, and Citadel Derivatives Group, LLC. Citadel Equity Fund Ltd. has advised that it acquired the securities in the ordinary course of business and did not at the time of purchase have any arrangements to distribute the securities.
     The table included in the section captioned “Selling Securityholders” of the Prospectus with respect to the 3.375% Senior Convertible Notes due 2016 being offered and sold as previously filed, is hereby supplemented and amended to reflect the selling securityholders identified below and to reflect the notes, and common stock issuable upon conversion of the notes, for such selling securityholders.
Additional Selling Securityholders
3.375% Convertible Senior Notes Due 2016

	Principal			No. of	No. of
	Amount of	Percentage	No. of	Shares of	Shares of
	Notes	of	Shares of	Common	Common
	Beneficially	Notes	Common	Stock	Stock
	Owned and	Beneficially	Stock	Being	Held After
Name of Selling Securityholder	Offered ($)	Owned	Owned (1)	Offered (1)	Offering (1)
Wachovia Securities International LTD. (2) (3)	2,500,000	2.0	226,234	226,234	0

Ellington Overseas Partners, LTD (4)	7,5000,000	6.0	678,702	678,702	0
     The table included in the section captioned “Selling Securityholders” of the Prospectus with respect to the 3.375% Senior Convertible Notes due 2016 as previously filed, is hereby amended to reflect updated holdings and corrections to typographical and transcription errors related to the selling securityholders identified below.
Revised Information Regarding Selling Securityholders
3.375% Convertible Senior Notes Due 2016

	Principal			No. of	No. of
	Amount of	Percentage	No. of	Shares of	Shares of
	Notes	of	Shares of	Common	Common
	Beneficially	Notes	Common	Stock	Stock
	Owned and	Beneficially	Stock	Being	Held After
Name of Selling Securityholder	Offered ($)	Owned	Owned (1)	Offered (1)	Offering (1)
Citadel Equity Fund, Ltd. (5) (6)	7,500,000	6.0	678,702	678,702	0

S.A.C. Arbitrage Fund, LLC (7)	3,000,000	2.4	271,480	271,480	0

KBC Financial Products USA Inc. (8) (9)	10,650,000	8.52	963,756	963,756	0

(1)	Assumes for each $1,000 in principal amount of notes a maximum of 90.4936 shares of common stock could be issued upon conversion. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Assuming that all of the notes listed above are sold, none of the selling securityholders listed above will own 1% or more of the outstanding common stock.

(2)	Wachovia Securities International LTD. is a wholly-owned subsidiary of Wachovia Corp., an SEC reporting company.

(3)	Wachovia Securities International LTD. is a registered broker-dealer and an affiliate of Wachovia Capital Markets LLC, which is also a registered broker-dealer. Wachovia Securities International LTD. has advised that it acquired the securities in the ordinary course of business and did not at the time of purchase have any arrangement to distribute securities.

(4)	Ellington Management Group, LLC is the investment adviser of this selling securityholder. Michael Vranos, as principal of Ellington Management Group, LLC, has voting and investment control of the securities offered hereby. Mr. Vranos disclaims beneficial ownership over these securities except to the extent of any indirect ownership interest he may have in such securities through his economic participation in the selling securityholder.

(5)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has voting and investment power over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund, Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the securities held by Citadel Equity Fund Ltd.

(6)	Certain broker-dealers are under common control with Citadel Equity Fund Ltd. and one broker-dealer is directly owned by Citadel Equity Fund, Ltd. The broker dealers are: Aragon Investments Ltd., Palafox Trading LLC, Citadel Trading Group, LLC, and Citadel Derivatives Group, LLC. Citadel Equity Fund Ltd. has advised that it acquired the securities in the ordinary course of business and did not at the time of purchase have any arrangements to distribute the securities.

(7)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management, and Mr. Cohen disclaim beneficial ownership of the securities held by S.A.C. Arbitrage Fund, LLC.

(8)	KBC Financial Products USA Inc. has investment and voting power over these securities, and is a directly wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.

(9)	KBC Financial Products USA Inc. is a broker-dealer, and has represented that it did not acquire these securities as compensation. It plans to make a market in the securities and to use the Prospectus, as supplemented hereby, as a market-making prospectus.

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